Exhibit 5

[Corn Products International Letterhead]

December 17, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	4,353,084 Shares of Shares of Common Stock for the Corn Products International, Inc. Stock Incentive Plan

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Corn Products International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,353,084 shares of the Company’s common stock, $0.01 par value per share, (the “Common Stock”) in connection with the Corn Products International, Inc. Stock Incentive Plan (the “Plan”).

I am the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Company and I am familiar with the proceedings to date with respect to the proposed issuance of the Common Stock under the Plan. In this regard, I or attorneys working under my direction have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, I am of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. Each share of Common Stock subject to the Registration Statement will be duly authorized, legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale thereof as contemplated by the provisions of the Plan; and (iii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the provisions of the Plan.

I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Common Stock.

This opinion letter is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and I further consent to the use of my name under Item 5 of the Registration Statement.  In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Mary Ann Hynes
Mary Ann Hynes
Vice President, General Counsel,
Corporate Secretary and Chief
Compliance Officer